Exhibit 18

AGREEMENT AMENDING VOTING AGREEMENT

Executed and delivered on the 4th of January 1982 between Clal Industries Ltd., 5 Druyanov Street, Tel-Aviv 63143 (hereinafter: “Clal”) on one side and Discount Investment Corporation Ltd., 16-18 Beit HaShoava Street, Tel-Aviv (hereinafter: “Discount”), on the other side.

Whereas, on February 5, 1980 a Voting Agreement was executed between the parties as owners of the stock of American Israeli Paper Mills Ltd., (hereinafter: “Original Agreement”); and

Whereas, PEC Israeli Economic Corporation (thereinafter: “PEC”) was a party to the original agreement; and

Whereas, PEC sold its shares of American Israeli Paper Mills Ltd. to Discount; and

Whereas, the parties to this agreement desire to be bound to the Original Agreement with the changes specified in this agreement;

Therefore, it is agreed between the parties as follows:

1.             The recital to this Agreement are an inseparable part of this Agreement.

2.             Whenever the Original Agreement uses the term “Discount”, reference is to Discount Investment Corporation Ltd.

3.             Whenever the Original Agreement refers to “parties” the reference is to Clal Industries Ltd., on the one side and to Discount Investment Corporation, on the other side.

4.             Section 6 of the Original Agreement is designated Section 6 (a), and following it is added a sub-section (b) as follows:

(b)           “Notwithstanding the terms of sub-section (a) of this section, the parties are permitted to transfer their shares and their rights hereunder to other corporations under their complete control; on the condition that the transferee shall assume upon itself all of the obligations under this contract in effect at such time with the transfer of shares”

5.             Subject to the foregoing all the terms and conditions of the Original Agreement shall remain in force and effect.

In witness whereof the parties set forth their signatures below.

(Signed)
CLAL INDUSTRIES LTD.

(Signed)
DISCOUNT INVESTMENT CORP.